EXECUTION VERSION

FOURTH AMENDMENT TO SERVICING AGREEMENT

This FOURTH AMENDMENT, dated as of July 16, 2014 (this “Amendment”) is between GE CAPITAL CREDIT CARD MASTER NOTE TRUST, a Delaware statutory trust (“Successor Owner”) and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Servicer”) to the Servicing Agreement, dated as of June 27, 2003 (as amended, the “Servicing Agreement”), between Successor Owner and Servicer.

PRELIMINARY STATEMENTS

1. Successor Owner and Servicer desire to amend certain provisions of the Servicing Agreement.

2. In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

AMENDMENTS

SECTION 1. Amendments to the Servicing Agreement. The Servicing Agreement is hereby amended as follows:

(a)	The first sentence of Section 6.1 shall be amended and restated as follows:

“Servicer may resign in the circumstances set forth in clause (a), (b) or (c) of this Section 6.1.

(b)	The following subsection (c) shall be added at the end of Section 6.1:

“(c) Notwithstanding anything to the contrary in this Section 6.1, Servicer may resign from the obligations and duties imposed hereunder if Synchrony Financial or an Affiliate of Synchrony Bank shall have accepted its appointment as Successor Servicer and assumed the responsibilities and obligations of Servicer in accordance with Section 6.2; provided that the ratings requirement set forth in the first sentence of Section 6.2 shall not apply to Synchrony Financial or any Affiliate of Synchrony Bank that is appointed as Successor Servicer and, for the avoidance of doubt, satisfaction of the Rating Agency Condition shall not be required for such resignation. Servicer may not resign pursuant to this Section 6.1(c) prior to the date on which the Notes of all Series that are Outstanding on July 16, 2014 shall have either been paid in full or shall have consented to such appointment.”

SECTION 2. Representations and Warranties. In order to induce the parties hereto to enter into this Amendment, each party hereto represents and warrants unto the other party hereto as set forth in this Section 2:

(a) The execution, delivery and performance by such party of this Amendment are within its powers, have been duly authorized by all necessary action, and do not: (i) contravene its organizational documents or (ii) contravene any contractual restriction, law or governmental regulation or court decree or order being on or affecting it.

(b) This amendment constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and general equitable principles.

SECTION 3. Binding Effect; Ratification.

(a) This amendment shall become effective, as of the date first set forth above, when:

(i) counterparts hereof shall have been executed and delivered by the parties hereto;

(ii) the Rating Agency Condition is satisfied with respect to this Amendment; and

(iii) the Transferor shall have delivered to the Successor Owner an Officer’s Certificate certifying that this Amendment will not cause an Adverse Effect (as defined in the Indenture).

(b) When the condition set forth in Section 3(a) above has been satisfied, (i) this Amendment shall become part of the Servicing Agreement and (ii) each reference in the Servicing Agreement to “this Agreement” or “hereof”, “hereunder” or words of like import, and each reference in any other Related Document (as defined in the Servicing Agreement) to the Servicing Agreement shall mean and be a reference to the Servicing Agreement as amended hereby.

SECTION 4. Miscellaneous.

(a) THIS AMENDMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401(1) AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b) Headings used herein are for convenience of reference only and shall not affect the meanings of this Amendment.

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(c) This Amendment may be executed in any number of counterparts, and by parties hereto on separate counterparts, each of which shall be an original and all of which take together shall constitute one and the same agreement.

(d) Executed counterparts may be delivered electronically

(e) It is expressly understood and agreed by the parties hereto that (a) this document is executed and delivered by BNY Mellon Trust of Delaware, not individually or personally, but solely as Trustee of the Successor Owner, (b) each of the representations, undertakings and agreements herein made on the part of the Successor Owner is made and intended not as a personal representation, undertaking and agreement by BNY Mellon Trust of Delaware but is made and intended for the purpose of binding only the Borrower, (c) nothing herein contained shall be construed as creating any liability on BNY Mellon Trust of Delaware, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall BNY Mellon Trust of Delaware be personally liable for the payment of any indebtedness or expenses of the Borrower or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Successor Owner under this document.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Servicer and the Successor Owner have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION, as Servicer

By: /s/ Brian Doubles
Name: Brian Doubles
Title: Vice President

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GE CAPITAL CREDIT CARD MASTER NOTE TRUST, as Successor Owner

By: BNY Mellon Trust of Delaware, not in its individual capacity, but solely as Trustee on behalf of the Successor Owner

By: /s/ Kristine K. Gullo
Name: Kristine K. Gullo
Title: Vice President

S-2	Fourth Amendment to Servicing Agreement